Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Co-Diagnostics, Inc.:

We consent to the incorporation by reference in the registration statements (Nos. 333-292855, 333-270628, 333-237684 and 333-269350) on Forms S-3 and S-8 of Co-Diagnostics, Inc. of our report dated March 31, 2026 with respect to the consolidated balance sheet of Co-Diagnostics, Inc. as of December 31, 2025, and the related consolidated statements of operations and comprehensive loss, changes in stockholders’ equity, and cash flows for the year then ended, and the related notes (collectively, the “consolidated financial statements”), which report appears in the December 31, 2025 annual report on Form 10-K of Co-Diagnostics, Inc.

/s/ Tanner LLP

Salt Lake City, Utah

March 31, 2026